      As filed with the Securities and Exchange Commission on May 10, 1995
                                                            Registration No. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549
                             ______________________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             _______________________

                             DIGI INTERNATIONAL INC.
             (Exact name of registrant as specified in its charter)

                 Delaware                            41-1532464
     (State or other jurisdiction of              (I.R.S. Employer
     incorporation or organization)               Identification No.)

                             6400 Flying Cloud Drive
                          Eden Prairie, Minnesota 55344
                                 (612) 943-9020
               (Address and telephone number, of the Registrant's
                          principal executive offices)
                             _______________________

                               Ervin F. Kamm, Jr.
                             Chief Executive Officer
                             Digi International Inc.
                          Eden Prairie, Minnesota 55344
                                 (612) 943-9020
            (Name, address and telephone number of agent for service)

                                   Copies to:

                               James E. Nicholson
                                 Faegre & Benson
                               2200 Norwest Center
                             90 South Seventh Street
                          Minneapolis, Minnesota 55402
                             _______________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

                         CALCULATION OF REGISTRATION FEE



- --------------------------------------------------------------------------------------------------------------------------
                                                               PROPOSED            PROPOSED
                                                               MAXIMUM             MAXIMUM
  TITLE OF EACH CLASS OF                AMOUNT TO           OFFERING PRICE        AGGREGATE              AMOUNT OF
SECURITIES TO BE REGISTERED          BE REGISTERED           PER UNIT *         OFFERING PRICE *      REGISTRATION FEE
- --------------------------------------------------------------------------------------------------------------------------
Common Stock,
 (par value $0.01 per share)         105,550 Shares              $21.13           $2,230,272                $770
- --------------------------------------------------------------------------------------------------------------------------

  * Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(c), on the basis of the average high and low sale prices of the Registrant's Common Stock on May 8, 1995 as reported by the Nasdaq Stock Market.

                             _______________________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                    SUBJECT TO COMPLETION, DATED MAY 10, 1995


                                 105,550 SHARES

                             DIGI INTERNATIONAL INC.

                                  COMMON STOCK


          This Prospectus relates to up to 105,550 shares of Common Stock of Digi International, Inc. (the "Company") which may be sold by the Selling Stockholders. See "Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. The Selling Stockholders will pay the expenses of the offering, estimated at $9,000.

          The Common Stock of the Company is traded in the over-the-counter market and quoted on the Nasdaq Stock Market under the symbol "DGII." On May 8, 1995, the last reported sale price of the Common Stock, as reported on the Nasdaq Stock Market, was $21.13 per share. See "Price Range of Common Stock and Dividend Policy."

          The distribution of the shares of Common Stock offered hereby by the Selling Stockholders may be effected from time to time in one or more transactions (which may involve block transactions) on the Nasdaq Stock Market or otherwise, in the over-the-counter market, in negotiated transactions, through the writing of options on shares (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions). See "Plan of Distribution."

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


          No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offer made by this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. The delivery of this Prospectus at any time shall not under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.





                  THE DATE OF THIS PROSPECTUS IS MAY ___, 1995


Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation of sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

          The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the Exchange Act"), are incorporated in and made a part of this Prospectus by reference:

          (a) The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1994 (which incorporates by reference certain portions of the Company's 1994 Annual Report to Stockholders, including financial statements and notes thereto, and certain portions of the Company's definitive Notice and Proxy Statement for the Company's Annual Meeting of Stockholders held on January 31, 1995).

          (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended December 31, 1994 and March 31, 1995.

          (c) The description of the Company's Common Stock included in the Company's Registration Statement on Form 8-A dated September 13, 1989 and Amendment No. 1 thereto dated October 5, 1989.

          All reports and any definitive proxy or information statements filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the shares offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents.

          Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits not specifically incorporated in such documents). Requests for such copies should be directed to Chief Financial Officer, Digi International Inc., 6400 Flying Cloud Drive, Eden Prairie, Minnesota 55344 (telephone number 612/943-9020).

                             ADDITIONAL INFORMATION

          The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington,
D. C. 20549, and at the Commission's regional offices at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 75 Park Place, 14th Floor, New York, New York 10007. Copies of such materials may be obtained at prescribed rates from the public reference facilities of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

          Additional information regarding the Company and the shares offered hereby is contained in the Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information regarding the Company and the shares offered hereby reference is made to the Registration Statement, and exhibits thereto, which may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates.

                                   THE COMPANY

          Digi International Inc. (the "Company") is a leading provider of data communications hardware and software products. The Company produces these products under the DigiBoard, Arnet, Star Gate and MiLAN tradenames for the rapidly growing microcomputer-based multiuser and networked systems market.

          The Company was incorporated as Digiboard, Inc. in Minnesota in July 1985 and was reincorporated under its present name as a Delaware corporation in July 1989. The Company's executive offices are located at 6400 Flying Cloud Drive, Eden Prairie, Minnesota 55344, and its telephone number is 612/943-9020.

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

          The Company's Common Stock has been traded in the over-the-counter market and quoted on the Nasdaq Stock Market under the symbol DGII since the Company's initial public offering on October 5, 1989. The following table sets forth, for the fiscal quarters indicated, the high and low last sale prices for the Common Stock as reported on the Nasdaq Stock Market.

                                                             HIGH      LOW
                                                             ----      ---
FISCAL YEAR ENDED SEPTEMBER 30, 1993
  First Quarter. . . . . . . . . . . . . . . . . . . . .    24.25     13.75
  Second Quarter . . . . . . . . . . . . . . . . . . . .    26.25     18.75
  Third Quarter. . . . . . . . . . . . . . . . . . . . .    23.50     16.00
  Fourth Quarter . . . . . . . . . . . . . . . . . . . .    24.50     18.25

FISCAL YEAR ENDED SEPTEMBER 30, 1994
  First Quarter. . . . . . . . . . . . . . . . . . . . .    24.25     18.25
  Second Quarter . . . . . . . . . . . . . . . . . . . .    21.88     17.00
  Third Quarter. . . . . . . . . . . . . . . . . . . . .    18.00     12.63
  Fourth Quarter . . . . . . . . . . . . . . . . . . . .    16.00     11.50

FISCAL YEAR ENDED SEPTEMBER 30, 1995
  First Quarter. . . . . . . . . . . . . . . . . . . . .    19.63     13.75
  Second Quarter . . . . . . . . . . . . . . . . . . . .    23.50     18.25
  Third Quarter (through May 8, 1995). . . . . . . . . .    23.38     19.25

          On May 8, 1995, the last sale price for the Common Stock as reported by the Nasdaq Stock Market was $21.13 per share.

          The Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain any earnings for use in its business and therefore does not anticipate paying any cash dividends in the foreseeable future.

                              SELLING STOCKHOLDERS

          Michael L. Conrad and Daniel H. Eakins (the "Selling Stockholders") are the founders and are officers of MiLAN Technology Corporation, which was acquired by the Company on November 12, 1993. All of the shares of Common Stock being sold by the Selling Stockholders were acquired in connection with this acquisition. The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of May 8, 1995 and as adjusted to reflect the sale of shares offered by this Prospectus by each Selling Stockholder.

                                     SHARES BENEFICIALLY                     SHARES BENEFICIALLY
                                       OWNED PRIOR TO           SHARES           OWNED AFTER
                                         OFFERING (1)           OFFERED         OFFERING (1)
                                         ------------           -------      -------------------
                                     NUMBER      PERCENT        NUMBER       NUMBER      PERCENT
           Name                      ------      -------        -------      ------      -------
- ---------------------------
 Michael L. Conrad                   78,594         *           68,297       10,297         *
 16795 Lark Avenue
 Suite 110
 Los Gatos, CA 95030

 Daniel H. Eakins                    37,253         *           37,253           --         *
 894 Ross Drive, Suite 101
 Sunnyvale, CA 94089
_________________________

* Represents beneficial ownership of less than one percent of the outstanding Common Stock.

  (1) Assuming all shares of Common Stock owned by Mr. Conrad and Mr. Eakins and offered hereby are sold.

                              PLAN OF DISTRIBUTION

          The distribution of the shares of Common Stock offered hereby by the Selling Stockholders may be effected from time to time in one or more transactions (which may involve block transactions) on the Nasdaq Stock Market or otherwise, in the over-the-counter market, in negotiated transactions, through the writing of options on shares (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Stockholders and broker-dealers that participate with the Selling Stockholders in the distribution of shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of shares may be deemed to be underwriting compensation.

                                  LEGAL MATTERS

          The validity of the Common Stock offered hereby and certain other legal matters will be passed upon for the Company by Faegre & Benson, Minneapolis, Minnesota. James E. Nicholson, a member of Faegre & Benson Professional Limited Liability Partnership, is the Secretary of the Company. Faegre & Benson Professional Limited Liability Partnership and certain of its members beneficially own an aggregate of 37,500 shares of Common Stock of the Company.

                                     EXPERTS

          The consolidated financial statements and financial statement schedules of the Company as of September 30, 1994 and 1993, and for each of the three years in the period ended September 30, 1994, appearing or incorporated by reference in the Company's Annual Report on Form 10-K, have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report thereon included therein and incorporated herein by reference. All such consolidated financial statements and schedules are incorporated herein by reference in reliance upon the authority of such firm as experts in auditing and accounting.

                 PART II  INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

           SEC registration fee. . . . . . . . . . . . . . . . . .  $   770.00
          *Fees and expenses of counsel. . . . . . . . . . . . . .    2,500.00
          *Fees and expenses of accountants. . . . . . . . . . . .    4,000.00
          *Blue sky fees and expenses. . . . . . . . . . . . . . .      250.00
          *Printing expenses . . . . . . . . . . . . . . . . . . .      500.00
          *Transfer agent fees . . . . . . . . . . . . . . . . . .      500.00
          *Miscellaneous . . . . . . . . . . . . . . . . . . . . .      480.00
                                                                     ---------
                  Total. . . . . . . . . . . . . . . . . . . . . .   $9,000.00
                                                                     ---------
                                                                     ---------

          *Except for the SEC registration fee, all of the foregoing expenses have been estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of his service as a director or officer of the corporation, or his service, at the corporation's request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees) that are actually and reasonably incurred by him ("Expenses"), and judgments, fines and amounts paid in settlement that are actually and reasonably incurred by him, in connection with the defense or settlement of such action, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Although Delaware law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the court deems proper. The General Corporation Law of the State of Delaware also provides for mandatory indemnification of any director, officer, employee or agent against Expenses to the extent such person has been successful in any proceeding covered by the statute. In addition, the General Corporation Law of the State of Delaware provides the general authorization of advancement of a director's or officer's litigation expenses in lieu of requiring the authorization of such advancement by the board of directors in specific cases, and that indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement or otherwise.

          The By-Laws of the Registrant provide for the broad indemnification by the directors and officers of the Registrant and for advancement of litigation expenses to the fullest extent permitted by current Delaware law. The Registrant also has entered into indemnification contracts with its directors and officers.

          The Registrant maintains a policy of directors and officers liability insurance which reimburses the Registrant for expenses which it may incur in connection with the foregoing indemnity provisions and which may provide direct indemnification to directors and officers where the Registrant is unable to do so.

ITEM 16.  EXHIBITS

Exhibit
Number         Description of Exhibit
- -------        ----------------------

   5 Opinion and consent of Faegre & Benson Professional Limited Liability Partnership.

  23           Consent of Coopers & Lybrand L.L.P.

  24           Powers of attorney.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

        (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

     (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     (4) that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Minneapolis and State of Minnesota on May 10, 1995.

                                   DIGI INTERNATIONAL INC.



                                   By   /s/ Ervin F. Kamm, Jr.
                                     ------------------------------------------
                                     Ervin F. Kamm, Jr. CHIEF EXECUTIVE OFFICER

          Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed below on May 10, 1995 by the following persons in the capacities indicated:


Ervin F. Kamm, Jr.*, Chief Executive Officer
                    (Principal Executive Officer)

Gerald A. Wall*, Vice President, Chief Financial Officer and Treasurer
                (Principal Financial and Accounting Officer)


Willis K. Drake*, Director
Richard E. Eichhorn*, Director
Ervin F. Kamm, Jr.*, Director
Mykola Moroz*, Director                 All members of the Board of Directors
Richard E. Offerdahl*, Director
John P. Schinas*, Director
David Stanley*, Director


* Ervin F. Kamm, Jr., by signing his name hereto, does hereby sign this document on behalf of himself and each of the other above-named directors of the registrant pursuant to powers of attorney duly executed by such person.






                                       /s/ Ervin F. Kamm, Jr.
                                     ------------------------------------------
                                     Ervin F. Kamm, Jr. CHIEF EXECUTIVE OFFICER

                                INDEX TO EXHIBITS



Exhibit
Number       Description of Exhibit                                                             Form of Filing
- -------      ----------------------                                                             --------------
   5         Opinion and consent of Faegre & Benson
               Professional Limited Liability Partnership. . . . . . . . . . . . . .   Electronic Transmission

  23         Consent of Coopers & Lybrand L.L.P. . . . . . . . . . . . . . . . . . .   Electronic Transmission

  24         Powers of attorney  . . . . . . . . . . . . . . . . . . . . . . . . . .   Electronic Transmission
